Exhibit 99.1

Vanda Pharmaceuticals Announces Availability of HETLIOZ™ (tasimelteon) for

Non-24-Hour Sleep-Wake Disorder (Non-24)

Vanda launches HETLIOZSolutions™, a patient resource for information and access to HETLIOZ™

WASHINGTON, April 9, 2014 /PRNewswire/ — Vanda Pharmaceuticals Inc. (Vanda) (NASDAQ: VNDA) today announced the availability of HETLIOZ™. HETLIOZ™ is the first treatment approved by the U.S Food and Drug Administration (FDA) for Non-24-Hour Sleep-Wake Disorder (Non-24), a serious chronic circadian rhythm disorder that affects up to 70 percent of people who are totally blind.

Vanda has launched HETLIOZSolutions™ to support and facilitate the treatment of totally blind people living with Non-24. HETLIOZSolutions™ will provide patients with a host of resources including information about Non-24 and HETLIOZ™, insurance support, overview of financial assistance programs, and pharmacy access.

“The availability of HETLIOZ marks a major milestone for totally blind people who have been without an approved, safe and effective treatment for Non-24. We are also excited to bring a broad range of services to patients through HETLIOZSolutions,” said Mihael H. Polymeropoulos, M.D., Vanda’s President and Chief Executive Officer.

HETLIOZ™, which was approved by the FDA in January 2014, is available through specialty pharmacies in the U.S.

About HETLIOZ™

Full HETLIOZ™ Prescribing Information and the Prescription and Service Request form can be found at: www.hetlioz.com

For more information about HETLIOZ™ call 1-844-HETLIOZ (1-844-438-5469).

Indication and Important Safety Information About HETLIOZ™

Indication

HETLIOZ™ is indicated for the treatment of Non-24-Hour Sleep-Wake Disorder (Non-24).

Important Safety Information

HETLIOZ™ may cause somnolence: After taking HETLIOZ™, patients should limit their activity to preparing for going to bed, because HETLIOZ™ can potentially impair the performance of activities requiring complete mental alertness.

The most common adverse reactions (incidence >5% and at least twice as high on HETLIOZ™ than on placebo) were headache, increased alanine aminotransferase, nightmares or unusual dreams, upper respiratory or urinary tract infection. The risk of adverse reactions may be greater in elderly (>65 years) patients than younger patients because exposure to HETLIOZ™ is increased by approximately 2-fold compared with younger patients.

Use of HETLIOZ™ should be avoided in combination with fluvoxamine or other strong CYP1A2 inhibitors, because of a potentially large increase in exposure of HETLIOZ™, and a greater risk of adverse reactions. HETLIOZ™ should be avoided in combination with rifampin or other CYP3A4 inducers, because of a potentially large decrease in exposure of HETLIOZ™, with reduced efficacy.

There are no adequate and well-controlled studies of HETLIOZ™ in pregnant women. Based on animal data, HETLIOZ™ may cause fetal harm. HETLIOZ™ should be used during pregnancy only if the potential benefit justifies the potential risks. Caution should be exercised when HETLIOZ™ is administered to a nursing woman.

HETLIOZ™ has not been studied in patients with severe hepatic impairment and is not recommended in these patients.

Safety and effectiveness of HETLIOZ™ in pediatric patients have not been established.

Full HETLIOZ™ Prescribing Information can be found at: www.hetlioz.com.

About Non-24-Hour Sleep-Wake Disorder

Non-24 was first described more than 60 years ago, and is a chronic, circadian rhythm disorder resulting from the misalignment of the endogenous master body clock to the 24-hour day, disrupting the sleep-wake cycle. Non-24 affects the majority of totally blind individuals and it is estimated that approximately 80,000 Americans have the disorder. For more information on Non-24, please visit www.Non-24.com.

About Vanda Pharmaceuticals Inc.

Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of products for the treatment of central nervous system disorders. For more on Vanda, please visit www.vandapharma.com.

U.S. full prescribing information for HETLIOZ™ is available at www.HETLIOZ.com.

HETLIOZ™ is a trademark of Vanda Pharmaceuticals Inc.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Various statements in this release are “forward-looking statements” under the securities laws. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in Vanda’s forward-looking statements include, among others: Vanda’s ability to successfully commercialize HETLIOZ™ in the U.S., uncertainty as to the market awareness of Non-24 and the market acceptance of HETLIOZ™, Vanda’s dependence on third-party manufacturers to manufacture HETLIOZ™ in sufficient quantities and quality, Vanda’s limited sales and marketing infrastructure, and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vanda’s annual report on Form 10-K for the fiscal year ended December 31, 2013, which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Vanda’s annual report on Form 10-K and quarterly reports on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Contact:

Jim Kelly

Senior Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com

Media Contact:

Laney Landsman

Assistant Vice President

Makovsky

(212) 508-9643

llandsman@makovsky.com

SOURCE Vanda Pharmaceuticals Inc.